Exhibit 23.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street, Suite 1100 Denver, Colorado 80246

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion of our Auditors’ Report, dated on August 16, 2022 the financial statements of Dynamic Innovative Solutions, Ltd. as of August 16, 2022, and for the years then ended, included in the Form S-1 Registration Statement. We acknowledge that any financial statement figures are materially correct based on our audit work performed. We also consent to application of such report to the financial information in the Form S-1 Offering, when such financial information is read in conjunction with the financial statements referred to in our report.

Denver, Colorado

August 16, 2022

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

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